Exhibit 99.1

CHINA JO-JO DRUGSTORES REPORTS THIRD QUARTER EARNINGS RESULTS

HANGZHOU, China--(BUSINESS WIRE)--China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD), (the “Company”), a retail and wholesale distributor of pharmaceutical and other healthcare products in Zhejiang and Shanghai, today reported earnings results for the third quarter of fiscal 2013 ended December 31, 2012. The Company will hold its earnings call on Tuesday, February 19, 2013, at 8:00 a.m. Eastern Time. Please see below for dial in information.

Third Quarter Highlights:
•	Revenue decreased 39.1% from a year ago to $15.6 million
•	Third quarter retail drugstore sales revenue improved 7.3% from the second quarter fiscal year 2013
•	Wholesale business accounted for 28.0% of total revenue
•	Gross profit was $3.0 million and gross margin of retail business and wholesale business was 23.3% and 8.6%, respectively

Mr. Lei Liu, the Company’s Chairman and CEO, stated, “Despite tighter budget for government-sponsored insurance and increased regulations of retail pharmacies, we were able to improve retail sales from a quarter ago. On the other hand, we are reconsidering our volume-driven strategy for our wholesale business.”

Dr. Liu continued, “Looking forward, we anticipate a transition in our wholesale business strategy and a moderate growth in our retail drugstores sales. We also anticipate to harvest Chinese Herbs in the next twelve months and growth in our online drugstore business.”

Comparison of three months ended December 31, 2012 and 2011

The following table summarizes our results of operations for the three months ended December 31, 2012 and 2011:

	Three months ended December 31,
	2012		2011
	Amount	Percentage of total revenue	Amount	Percentage of total Revenue
Revenue	$15,596,013	100.0%	$25,643,949	100.0%
Gross profit	$2,990,302	19.2%	$6,826,869	26.6%
Selling expenses	$3,179,168	20.4%	$2,498,892	9.7%
General and administrative expenses	$3,300,064	21.2%	$2,175,615	8.5%
Income (loss) from operations	$(3,488,930)	(22.4)%	$2,152,362	8.4%
Other (expense) income, net	$(25,380)	(0.2)%	$16,343	0.1%
Impairment of goodwill	$-	0.0%	$-	0.0%
Change in fair value of purchase option derivative liability	$(12,095)	(0.1)%	$19,404	0.1%
Income tax (benefits) expense	$(39,613)	(0.3)%	$610,910	2.4%
Net (loss) income attributable to controlling interest	$(3,486,521)	(22.4)%	$1,573,982	6.1%
Net (loss) attributable to noncontrolling interest	$(271)	(0.0)%	$(3,217)	(0.0)%

Revenue.  We had two revenue streams for the three months ended December 31, 2012 and 2011: (i) store and online retail sales of pharmaceutical and other healthcare products, and (ii) wholesale distribution of pharmaceutical and other healthcare products, primarily to third-party pharmaceutical trading companies.  Included in our wholesale revenue are wholesales of pharmaceutical and healthcare products that we purchased from third-party manufacturers or suppliers.  We did not have any revenue from our farming business as there was no harvest during the winter months.

Our revenue decreased by $10,047,936 or 39.2% period over period, primarily due to decrease in both wholesale and retail businesses as compared to the same period a year ago:

(1)
Wholesale, which represented approximately 28.0% of total revenue for the three months ended December 31, 2012, decreased by $3,041,477 or 61.5% to $4,368,398, from $7,409,875 primarily due to a shift in our wholesale strategy.  Since starting the wholesale business in August 2011, we have been using competitive pricing to stimulate sales and ramp up sales volume.  The attendant low margins from such practice hurt our profitability.  Accordingly, we ceased certain low margin sales in the quarter ended December 31, 2012 and are reconsidering our volume-driven wholesale strategy.

(2)
Retail sales, which accounted for approximately 72.0% of our total revenue for the three months ended December 31, 2012, decreased by $7,006,459 or 38.4% to $11,227,615 from $18,234,074, primarily as a result of stricter government policies and an increasingly competitive retail market.  Our retail store count decreased to 52 as of December 31, 2012, from 60 stores a year ago.  Such closings, however, had little or no impact on our operations given the small size of these stores and their operations when compared to the whole of our pharmacy business.  Same-store sales decreased by approximately $7,156,174 or 41.6%, while new stores and online pharmacy collectively contributed approximately $832,878 in revenue.  Our pharmacies usually perform better in the second half of our fiscal year when more national holidays such as the Chinese Spring Festival take place. Partially due to such seasonality, our retail sales changed quarter by quarter within the fiscal 2013. We do not expect same-store sales will recover quickly in the near future as the frequency of government-mandated price controls and the number of drugs subject to price controls continue to rise.

Quarterly Revenue by Segment. The following table breaks down the revenue for our three business segments for the three months ended December 31, 2012 and 2011:

	Three months ended December 31,
	2012		2011
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$10,337,237	66.5%	$17,639,448	68.8%	$(7,262,211)	(41.2)%
Revenue from online sales	850,378	5.5%	594,626	2.3%	255,752	43.0%
Sub-total of retail revenue	11,227,615	72.0%	18,234,074	71.1%	(7,006,459)	(38.4)%

Revenue from wholesale business	4,368,398	28.0%	7,409,875	28.9%	(3,041,477)	(41.0)%
Revenue from farming business	-	0.0%	-	0.0%	-	0.0%
Total revenue	$15,596,013	100%	$25,643,949	100%	$(10,047,936)	(39.2)%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Drugstore revenue decreased by approximately $7.3 million or 41.2% quarter over quarter, primarily due to three reasons.  First, local government has been trying to control the costs of its insurance program in the face of budgetary constraints, and is whittling down the types and number of subsidized drugs. Second, as the local government subjects more drugs to price control, we must in turn either reduce our prices for the affected drugs or stop carrying them at our pharmacies.  Third, the retail drug market in Hangzhou, where our stores are still predominantly located, has become very competitive with many neighborhood drugstores.  As a result, we do not expect our retail sales to recover quickly in the near future.

(2)
Our online pharmacy sales increased by $255,752 or 43.0% quarter over quarter.  Since cooperating with business-to-consumer online vendors such as Taobao beginning in the second half of calendar 2011, our online pharmacy has gained wider recognition and we have seen a steady growth in sales.

Gross Profit.  Our gross profit decreased by $3,836,567 or 56.2% quarter over quarter due to the significant drop in sales at our retail locations.  Our gross margin also decreased, from 26.6% to 19.2%, as a result of lower retail and wholesale profit margins.  The average gross margin of each of our three business segments for the three months ended December 31, 2012 are as follows:

	Three months ended March 31,
	2012	2011
Average gross margin for retail business	23.3%	36.7%
Average gross margin for wholesale business	8.6%	1.9%
Average gross margin for farming business	N/A	N/A

Our retail gross margin decreased to 23.3% in the three months ended December 31, 2012 from 36.7% in the three months ended December 31, 2011.  The Chinese government has included more and more prescription and OTC drugs in the price control list.  Some of our products’ prices were higher than the prices set by the Chinese government.  Hence, we had to adjust these products’ prices.  As a result, the profit margin for these products declined.  In addition, due to the economic slowdown and stricter government policies such as stricter insurance reimbursement policy and the expansion of Essential Drug List (EDL), the retail drugstore market became much more competitive.  For example, drugs listed in the EDL were being sold at a price close to its cost at local community hospitals which, in turn, receive government subsidies.  Correspondently, we had to either abandon sale of these drugs or sell them at minimal profit margins.  Furthermore, in order to keep competitive in the competitive drug retail market, we had to cut prices of certain drugs. As a result, our overall retail gross profit margin decreased.

Our wholesale gross margin for the three months ended December 31, 2012 was 8.6% as compared to 1.9% for the three months ended December 31, 2011.  We ceased certain low profit margin wholesale business in the three months ended December 31, 2012, and are reconsidering our volume-driven sales strategy. In addition, in our efforts to become a first-tier distributor for certain medicines, and thus able to purchase them at lower costs, we advanced payments to certain vendors. Such advances are refundable if we do not purchase an equal amount of inventory from these vendors later on. As a result, our overall wholesale business profit margin increased.

Selling and Marketing Expenses. Our sales and marketing expenses increased by $680,276 or 27.2% period over period primarily due to promotional activities and advertising, as well as year-end employee bonuses.  We spent approximately $290,000 on promotional activities such as leaflets and product give-aways, and approximately $240,000 on related advertising in newspapers.  Given the increased competition amongst employers for top performing employees, we also awarded approximately $570,000 in year-end bonuses to our employees.  Coupled with smaller revenue, selling and marketing expenses as a percentage of our revenue increased to 20.4%, from 9.7% for the same period a year ago.

General and Administrative Expenses.  Our general and administrative expenses increased by $1,124,449 or 51.7% period over period primarily due to additional bad debt expense of approximately $1,173,959 we accrued for advance to suppliers during the three months ended December 31, 2012.  As a percentage of our revenue, general and administrative expenses increased to 21.2% from 8.5% for the same period a year ago also due to our smaller revenue.

Income (Loss) from Operations.  Mainly as a result of lower profit margins and higher selling and general and administrative expenses, our income from operations decreased by $5,641,292 period over period, resulting in an operating loss of $3,488,930.  Our operating margin for the three months ended December 31, 2012 and 2011 was (22.4)% and 8.4%, respectively.

Income Taxes.   For the current period, our income tax expense decreased by $650,523, primarily as a result of our net loss.

Net Income (Loss).   As a result of the foregoing, our net income decreased by $5,060,503 period over period, to a net loss of $3,486,792.

Comparison of nine months ended December 31, 2012 and 2011

The following table summarizes our results of operations for the nine months ended December 31, 2012 and 2011:

	Nine months ended December 31,
	2012		2011
	Amount	Percentage of total revenue	Amount	Percentage of total Revenue
Revenue	$75,108,458	100.0%	$69,296,755	100.0%
Gross profit	$11,557,276	15.4%	$19,954,088	28.8%
Selling expenses	$7,140,013	9.5%	$6,588,686	9.5%
General and administrative expenses	$7,456,956	9.9%	$4,570,919	6.6%
(Loss) income from operations	$(3,039,693)	(4.0)%	$8,794,483	12.7%
Other (expense) income, net	$(75,178)	(0.1)%	$222,929	0.3%
Impairment of goodwill	$1,473,606	(2.0)%	$-	0.0%
Change in fair value of purchase option derivative liability	$13,652	0.0%	$116,392	0.2%
Income tax (benefit) expense	$(93,886)	(0.1)%	$2,684,463	3.9%
Net (loss) income attributable to controlling interest	$(4,480,083)	(6.0)%	$6,450,424	9.3%
Net (loss) attributable to noncontrolling interest	$(856)	(0.0)%	$(1,083)	(0.0)%

Revenue.  We had three revenue streams for the nine months ended December 31, 2012: (i) store and online retail sales of pharmaceutical and other healthcare products, and (ii) wholesale distribution of pharmaceutical and other healthcare products, and (iii) sales of our self-cultivated TCM herbs, primarily to third-party pharmaceutical trading companies.  In contrast, retail sales and wholesale provided all of our revenue for the nine months ended December 31, 2011.

Our revenue increased by $5,811,703 or 8.4% period over period, primarily due to the expansion of our wholesale business and the addition of our farming business, offset by a decrease in our retail business:

(1)
Since its start, our wholesale business expanded rapidly through competitive pricing, from approximately 16.4% of total revenue for the 2011 period to approximately 55.8% for the 2012 period.  However, the low margins from such practice hurt our profitability. As a result, in the three months ended December 31, 2012, we ceased certain low margin sales and are reconsidering our wholesale strategy. Hence, we had declined sales as compared with the same period a year ago.  In addition, until we are able to achieve first-tier distributor status for more than one or two vendors, we do not expect our wholesale business to grow quickly in the immediate future.

(2)
During the three months ended March 31, 2012, we began distributing the TCM herbs such as Peucedanum that we have been cultivating, to third-party pharmaceutical trading companies.  Although we have hired several specialists to oversee our farming business, we are mainly relying on the local village government to manage the cultivation process.  For example, the local government organizes local farmers to plant, fertilize and harvest.  In turn, we pay for the expenses incurred by the local farmers based on our agreements with the local government.  Sales from our farming business accounted for $2,524,091 or approximately 3.4% of our total revenue for the nine months ended December 31, 2012. In calendar 2012, we planted certain new herbs and continued to cultivate grown herbs. We usually harvest and sell herbs when they become mature and market demands are high. We anticipate that we will harvest and sell herbs again in approximately six months.

(3)
Our retail sales, which accounted for approximately 40.8% of total revenue for the nine months ended December 31, 2012, decreased by $27,264,887 or 47.1% to $30,680,020, primarily as a result of stricter government policies and a competitive retail market.  Our retail store count decreased to 52 as of December 31, 2012, from 60 stores a year ago.  Such closings, however, had little or no impact on our operations given the small size of these stores and their operations when compared to the whole of our pharmacy business.  Same-store sales decreased by approximately $29,795,922 or 52.2%, while new stores and online pharmacy collectively contributed approximately $2,507,927 in revenue.  We do not expect same-store sales will recover quickly in the near future as the frequency of government-mandated price controls and the number of drugs subject to price control continue to rise.

Nine-Month Revenue by Segment. The following table breaks down the revenue for our two business segments for the nine months ended December 31, 2012 and 2011:

	Nine months ended December 31,
	2012		2011
	Amount	% of total revenue	Amount	% of total revenue	Variance by amount	% of change
Revenue from retail business
Revenue from drugstores	$28,411,652	37.9%	$57,173,648	82.5%	$(28,761,996)	(50.3)%
Revenue from online sales	2,268,368	2.9%	771,259	1.1%	1,497,109	194.1%
Sub-total of retail revenue	30,680,020	40.8%	57,944,907	83.6%	(27,264,887)	(47.1)%

Revenue from wholesale business	41,904,347	55.8%	11,351,848	16.4%	30,552,499	72.9%
Revenue from farming business	2,524,091	3.4%	-	0.0%	2,524,091	N/A
Total revenue	$75,108,458	100.0%	$69,296,755	100.0%	$5,811,703	8.4%

The revenue fluctuation period over period reflected the following combined factors:

(1)
Drugstore revenue decreased by approximately $28.8 million or 50.3% period over period for the same reasons that revenue declined during the quarter, as a result: (a) smaller pool of insurance-subsidized medicines, (b) government-mandated price control, and (c) increasing competition.

(2)
The growth of our wholesale business is a reflection of the second half of fiscal 2012, and as discussed earlier, we ceased certain low margin sales in the three months ended December 31, 2012, and are reconsidering our volume-driven wholesale strategy.

(3)
Our online pharmacy sales increased by $1,497,109 or 194.1% period over period, and we expect the business to grow as we gain wider consumer awareness through our continuing cooperation with business-to-consumer online vendors such as Taobao.

Gross Profit.  Our gross profit decreased by $8,396,812 or 42.1% period over period from substantial decline in retail sales.  Our gross margin also decreased, from 28.8% to 15.4%, as a result of lower retail and wholesale profit margins.  The average gross margin of our three business segments for the nine months ended December 31, 2012 are as follows:

	Nine months ended December 31,
	2012	2011
Average gross margin for retail business	25.2%	33.9%
Average gross margin for wholesale business	3.6%	2.7%
Average gross margin for farming business	90.9%	N/A

Our retail gross margin decreased to 25.2% in the nine months ended December 31, 2012 from 33.9% in the nine months ended December 31, 2011. The Chinese government has included more and more prescription and OTC drugs in the price control list.  Some of our products’ prices were higher than the prices set by the Chinese government.  Hence, we had to adjust these products’ prices.  As a result, the profit margin for these products declined.  In addition, due to the economic slowdown and stricter government policies such as stricter insurance reimbursement policy and the expansion of Essential Drug List (EDL), the retail drugstore market became much more competitive. For example, drugs listed in the EDL were being sold at a price close to its cost at local community hospitals which, in turn, receive government subsidies.  Correspondently, we had to either abandon sale of these drugs or sell them at minimal profit margins. Furthermore, in order to keep competitive in the competitive drug retail market, we had to cut prices of certain drugs. As a result, our overall retail gross profit margin decreased.

Our wholesale gross margin for the nine months ended December 31, 2012 was 3.6% as compared to 2.7% for the nine months ended December 31, 2011.  Because we introduced very competitive prices to stimulate sales when we started our wholesale business, where we purchase from third-party manufacturers or suppliers and resell, such business has had a low profit margin. We ceased certain low profit margin wholesale business in the three months ended December 31, 2012, and are reconsidering our volume-driven sales strategy. In addition, in our efforts to become first-tier distributor for certain medicines, we advanced payments to certain vendors.  As a result, our overall wholesale business profit margin increased.

The gross margin for our farming business is achieved through our ability to control quality through monitoring which, in turn, enables us to command good pricing.  In addition, as we are also a drug distributor, we are able to internalize distribution costs more efficiently.  As a result, we expect the profit margin for our farming business to remain high.

Selling and Marketing Expenses. Our sales and marketing expenses increased by $551,327 or 8.4% period over period primarily due to promotional activities and advertising, as well as year-end employee bonuses.  We spent approximately $290,000 on promotion activities and approximately $240,000 on related advertising costs.  We also awarded approximately $570,000 year-end bonuses to our employees.  Such expenses as a percentage of our revenue kept at 9.5% as the same period a year ago.

General and Administrative Expenses.  Our general and administrative expenses increased by $2,886,037 or 63.1% period over period.  Such expenses as a percentage of our revenue increased to 9.9% from 6.6% for the same period a year ago.  The increase in absolute dollars as well as a percentage of revenue relates to professional fees incurred as a U.S. publicly traded company, additional reserves for accounts receivables and advances to suppliers, increased compensation, and administration costs for new businesses such as Jiuxin Medicine.  Included in general and administrative expenses is $1,980,318 of bad debt expense related to our wholesale operations.  As we have closed store locations and implemented stricter budgets, we anticipate that general and administrative expenses will not increase significantly in the future.

 Impairment of Goodwill.  During the nine months ended December 31, 2012, we recorded a goodwill impairment charge of $1,473,606 previously recognized in connection with the acquisitions of Jiuxin Medicine and Shanghai Zhongxing. The impairment to goodwill was made after we estimated the fair values of these businesses and determined that the implied fair value of goodwill was lower than the carrying value of goodwill.  Accordingly, we fully impaired goodwill by writing down goodwill of $1,403,933 for Jiuxin Medicine and $69,673 for Shanghai Zhongxing.

Income (Loss) from Operations.  As a result of lower profit margins, increase in selling and marketing expenses and in general and administration expenses, our income from operations decreased by $11,834,176 period over period, resulting in an operating loss of $3,039,693.  Our operating margin for the nine months ended December 31, 2012 and 2011 was (4.0)% and 12.7%, respectively.

Income Taxes.   Our income tax expense decreased by $2,778,349 period over period, as a result of lower taxable income and an income tax waiver granted to Qianhong Agriculture.

Net Income.   As a result of the foregoing, our net income decreased by $10,930,507 period over period, to a net loss of $(4,480,083).
Balance Sheet Highlights

As of December 31, 2012, the Company had $3.8 million of cash, $58.0 million in current assets and $33.0 million in total liabilities.

Conference Call Information

The Company will host a conference call to discuss its third quarter fiscal year 2013 results on Tuesday, February 19, 2012, at 8 a.m. Eastern Time. To participate in the conference call, please dial 1-877-941-1427 from North America. International participants can access the call by dialing 1-480-629-9664. A live audio webcast of this conference call will be available under the Investors Relations section of the Company's website at http://www.chinajojodrugstores.com. A replay of the call will be available beginning the same day at approximately 11a.m. Eastern Time by dialing 1-877-870-5176 or 1-858-384-5517 with pin # 4601251. The replay will also be available on the company website.

CHINA JO-JO DRUGSTORES, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	December 31,	March 31,
	2012	2012
ASSETS

CURRENT ASSETS
Cash	$3,795,628	$3,833,216
Restricted cash	2,825,899	2,818,449
Trade accounts receivable, net	20,472,706	16,516,671
Inventories	7,636,141	6,875,574
Other receivables	1,485,760	603,294
Advances to suppliers, net	19,490,650	14,347,557
Other current assets	2,255,924	2,853,301
Total current assets	57,962,708	47,848,062

PROPERTY AND EQUIPMENT, net	14,132,691	15,647,120

OTHER ASSETS
Long term deposits	2,460,396	2,872,219
Other noncurrent assets	5,466,837	5,776,667
Intangible assets, net	1,228,260	2,816,945
Total other assets	9,155,493	11,465,831

Total assets	$81,250,892	$74,961,013

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable, trade	$20,855,018	$13,906,383
Notes payable	6,739,164	4,208,928
Other payables	1,643,921	782,586
Other payables - related parties	1,066,827	1,458,441
Customer deposit	2,093,059	1,332,141
Taxes payable	329,315	469,606
Accrued liabilities	269,150	417,184
Total current liabilities	32,996,454	22,575,269

Purchase option derivative liability	20,767	34,419
Total liabilities	33,017,221	22,609,688

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of December 31, 2012 and March 30, 2012	-	-
Common stock; $0.001 par value; 250,000,000 shares authorized; 13,609,002 and 13,589,621 shares issued and outstanding as of December 31, 2012 and March 31, 2012	13,609	13,589
Additional paid-in capital	16,988,127	16,853,039
Statutory reserves	1,309,109	1,309,109
Retained earnings	26,949,017	31,429,100
Accumulated other comprehensive income	2,975,743	2,747,561
Total stockholders' equity	48,235,605	52,352,398

Noncontrolling interests	(1,934)	(1,073)
Total equity	48,233,671	52,351,325

Total liabilities and stockholders' equity	$81,250,892	$74,961,013

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the three months ended December 31,		For the nine months ended December 31,
	2012	2011	2012	2011
REVENUES, NET	$15,596,013	$25,643,949	$75,108,458	$69,296,755

COST OF GOODS SOLD	12,605,711	18,817,080	63,551,182	49,342,667

GROSS PROFIT	2,990,302	6,826,869	11,557,276	19,954,088

SELLING EXPENSES	3,179,168	2,498,892	7,140,013	6,588,686
GENERAL AND ADMINISTRATIVE EXPENSES	3,300,064	2,175,615	7,456,956	4,570,919
TOTAL OPERATING EXPENSES	6,479,232	4,674,507	14,596,969	11,159,605

INCOME (LOSS) FROM OPERATIONS	(3,488,930)	2,152,362	(3,039,693)	8,794,483

OTHER INCOME (EXPENSE), NET	(25,380)	16,343	(75,178)	222,929
GOODWILL IMPAIRMENT LOSS	-	-	(1,473,606)	-
CHANGE IN FAIR VALUE OF PURCHASE OPTION DERIVATIVE LIABILITY	(12,095)	19,404	13,652	116,392

INCOME BEFORE INCOME TAXES	(3,526,405)	2,188,109	(4,574,825)	9,133,804

PROVISION FOR (BENEFITS FROM) INCOME TAXES	(39,613)	610,910	(93,886)	2,684,463

NET (LOSS) INCOME	(3,486,792)	1,577,199	(4,480,939)	6,449,341

LESS: NET (LOSS) INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(271)	3,217	(856)	(1,083)

NET (LOSS) INCOME ATTRIBUTABLE TO CHINA JO-JO DRUGSTORES, INC.	(3,486,521)	1,573,982	(4,480,083)	6,450,424

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	120,634	262,923	228,181	1,346,370

COMPREHENSIVE (LOSS) INCOME	$(3,365,887)	$1,836,905	$(4,251,902)	$7,796,794

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	13,584,172	13,557,379	13,571,479	13,546,570
Diluted	13,584,172	13,557,379	13,571,479	13,546,570

(LOSS) EARNINGS PER SHARES:
Basic	$(0.26)	$0.12	$(0.33)	$0.48
Diluted	$(0.26)	$0.12	$(0.33)	$0.48

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine months ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(4,480,939)	$6,449,341
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	2,118,133	2,065,451
Stock compensation	135,107	75,616
Bad debt expense	2,165,822	543,435
Goodwill Impairment	1,482,327	-
Change in fair value of purchase option derivative liability	(13,652)	(116,392)
Change in operating assets:
Accounts receivable, trade	(5,581,444)	(5,082,547)
Notes receivable	-	-
Inventories	(734,011)	1,497,076
Other receivables	(1,035,445)	(636,952)
Advances to suppliers	(5,404,917)	3,000,229
Other current assets	607,793	5,635,292
Long term deposit	422,457	(17,790)
Other noncurrent assets	331,544	153,828
Change in operating liabilities:
Accounts payable, trade	6,891,514	5,554,243
Other payables and accrued liabilities	708,621	(862,802)
Customer deposits	755,387	(213,660)
Taxes payable	(141,984)	(366,393)
Net cash (used in) provided by operating activities	(1,773,687)	17,677,975

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(252,128)	(11,727,452)
Additions to leasehold improvements	(253,515)	-
Net payments for business acquisitions	-	(3,297,561)
Net cash used in investing activities	(505,643)	(15,025,013)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	3,244	(496,520)
Payments on notes payable	-	(4,452,229)
Increase in notes payable	2,512,678	-
Decrease in other payables- related parties	(391,664)	-
Net cash provided by (used in) financing activities	2,124,258	(4,948,749)

EFFECT OF EXCHANGE RATE ON CASH	117,484	145,548

DECREASE IN CASH	(37,588)	(2,150,239)

CASH, beginning of Period	3,833,216	6,489,905

CASH, end of Period	$3,795,628	$4,339,666

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$72,024	$3,254,843
Non-cash investing activities
Charge of property and equipment into disposal loss at store closing	$76,368	$-
Transfer from construction-in-progress to leasehold improvement	$2,707,183	$-
Non-cash financing activities
Notes payable transferred to accounts payable vendors	$-	$6,480,692

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc., through its subsidiaries and contractually controlled affiliates, is a retailer and wholesale distributor of pharmaceutical and other healthcare products in the People's Republic of China. As of December 31, 2012, the Company has 52 retail pharmacies throughout Zhejiang Province and Shanghai.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

Contact:
China Jo-Jo Drugstores, Inc.
Ming Zhao, Chief Financial Officer
561-372-5555
frank.zhao@jojodrugstores.com